                                                                      EXHIBIT 12

                                    SCECORP
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                                   YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------------
                                                  1989         1990          1991          1992          1993
                                                --------     --------      --------      --------      --------
                                                                        (IN THOUSANDS)
EARNINGS BEFORE INCOME TAXES
 AND FIXED CHARGES: (7)
INCOME BEFORE INTEREST EXPENSE (1)  . . . .    $1,406,256    $1,426,257   $1,326,008    $1,325,569    $1,203,577
ADD:
 Taxes on income (2)  . . . . . . . . . . .       576,348       506,252      435,853       466,006       353,706
 Rentals (3)  . . . . . . . . . . . . . . .         9,843         8,840        7,539         4,460         3,463
 Allocable portion of interest
    on long-term contracts for
    the purchase of power (4)   . . . . . .        19,361        10,600        1,925         1,908         1,890
 Interest on partnership
    indebtedness (5)  . . . . . . . . . . .        29,791        47,054       45,996        38,070        41,091
 Spent nuclear fuel interest (8)  . . . . .         2,273         1,994        1,683         1,339           487
 Amortization of previously
    capitalized fixed charges   . . . . . .        33,636        35,399       32,845        24,170         6,760
                                               ----------    ----------   ----------    ----------    ----------
TOTAL EARNINGS BEFORE INCOME
 TAXES AND FIXED CHARGES (A)  . . . . . . .    $2,077,508    $2,036,396   $1,851,849    $1,861,522    $1,610,974
                                               ==========    ==========   ==========    ==========    ==========

FIXED CHARGES: (7)
 Interest and amortization  . . . . . . . .    $  583,509    $  595,771   $  581,165    $  544,593    $  523,808
 Rentals (3)  . . . . . . . . . . . . . . .         9,843         8,840        7,539         4,460         3,463
 Capitalized interest (6)   . . . . . . . .        23,253        21,069       24,053        35,115        73,808
 Allocable portion of interest on
    long-term contracts for
    the purchase of power (4)   . . . . . .        19,361        10,600        1,925         1,908         1,890
 Spent nuclear fuel interest (8)  . . . . .         2,273         1,994        1,683         1,339           487
 Interest on partnership
    indebtedness (5)  . . . . . . . . . . .        29,791        47,054       45,996        38,070        41,091
 Subsidiary preferred and preference
    stock dividends -- pre-tax basis  . . .        77,469        72,528       68,435        68,911        63,261
                                               ----------     ---------   ----------    ----------    ----------
TOTAL FIXED CHARGES (B) . . . . . . . . . .    $  745,499    $  757,856   $  730,796    $  694,396    $  707,808
                                               ==========    ==========   ==========    ==========    ==========

RATIO OF EARNINGS TO
 FIXED CHARGES (A)/(B):   . . . . . . . . .          2.79         2.69*        2.53*          2.68          2.28
                                               ==========    ==========   ==========    ==========    ==========

(1) Includes allowance for funds used during construction and accrual of unbilled revenue.
(2) Includes allocation of federal income and state franchise taxes to other income.
(3) Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals.
(4) Allocable portion of interest included in annual minimum debt service requirement of supplier.
(5) Includes the allocable portion of interest on project indebtedness of fifty-percent partnership investments by other wholly-owned subsidiaries of SCEcorp.
(6) Includes the fixed charges associated with the Nuclear Fuel Lease and capitalized interest of fifty-percent owned partnerships.
(7) Effective July 1, 1988, SCEcorp acquired all of the issued and outstanding common stock of Southern California Edison Company (Edison). Pursuant to Securities and Exchange Commission Rules, SCEcorp's fixed charges include the pre-tax dividend requirements for Edison's preferred and preference stock.
(8)      Represents interest on spent nuclear fuel disposal obligation.

*        Reflects restatement of The Mission Group financial statements.